FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2017

PETROGRESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-18459	27-2019626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 Third Ave., Suite 2110

New York, New York 10017

(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: 212-376-5228

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 -- Results of Operations and Financial Condition.

On July 3, 2017, after closing 2Q 2017, the Company paid its obligations under the two convertible notes held by Mammoth Corporation, totaling $44,887. This payment also retired approximately $65,550 due as a derivative liability arising from the potential obligation to issue shares upon conversion.

Item 2.03 -- Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 13, 2017, the Company entered into a Revolving Line of Credit Agreement with its President and CEO, Christos P. Traios. In accordance with the Agreement, the Company also issued a Line of Credit Convertible Promissory Note (LOC Note). Copies of the Agreement and LOC Note are attached as exhibits. The Agreement and Note restate the Company’s obligations under an existing Convertible Promissory Note issued to Mr. Traios on April 1, 2016, under which Mr. Traios had advanced $134,600 to the Company to pay its general operational expenses, including the legal and auditing expenses relating to its SEC reporting requirements. The Agreement and LOC Note now cover approximately $400,000 in funds advanced by Mr. Traios to or on behalf of the Company, including the amounts referenced for repayment of the Mammoth Notes.

The Agreement and LOC Note establish a revolving credit arrangement that permits the Company to call on Mr. Traios to fund up to $1,000,000 of its working capital requirements under a more flexible financing facility that allows advances and repayment without the issuance and re-issuance of a series of subsidiary notes. The arrangement provides for 8% simple interest, with a 360-day year, on outstanding amounts, due and payable every six (6) months; for evergreen renewal of the Note, at the parties’ mutual agreement, every twelve (12) months; for the assignment or sale by Mr. Traios of some portion or all of the outstanding balance on the Note, subject to certain restrictions; and for the payment of interest due on the Note by issuance of shares of the Company’s common stock at a conversion rate of $.001 per share. The conversion provisions of the original Convertible Promissory Note issued by the Company to Mr. Traios allowed conversion of principal and interest at the same conversion rate, and as an inducement for his concession the Company issued a Warrant covering the right to purchase 15,000,000 shares of common stock at $.05 per share, representing a premium to market price at the time of this filing of approximately 65%. These remaining terms are not materially different from the original Convertible Promissory Note issued by the Company to Mr. Traios, instead reflecting a closer integration of the Company’s agreement with the obligation documents, providing the Company with greater flexibility with respect to advances and repayments, and confirming the amount of credit available.

Item 3.03 – Material Changes to Rights of Securities Holders.

On July 13, 2017, the Company created its Series A Preferred Shares, a new class of preferred stock that provides the holder(s), as a class, with the right to two (2) votes for each share of common stock issued and outstanding, and furthermore requires class voting such that the holders of a majority of the Series A Preferred Shares must approve, as a class, any matter requiring shareholder approval. The creation of these shares is authorized by the Company’s Articles of Incorporation and relevant provisions of the Delaware General Corporation Law: The Company’s Articles of Incorporation provide the directors with “blank check” authority to establish classes of preferred shares; the Company’s directors approved the establishment and issuance; and, although not necessary, shareholders holding a majority of the Company’s shares approved the terms and provisions thereof. These shares were issued to Christos P. Traios in consideration of, and as provided for in, his original employment agreement. A copy of the Designation of Preferences for Series A Preferred Shares is provided herewith.

The Company’s establishment of the Series A Preferred Shares situates near total authority over its conduct of business in the holders in so far as they now will have the right and ability to approve any corporate action requiring shareholder approval by a margin of 66 2/3% to 33 ½ %. While these provisions do not alter or reduce the obligations of management to adhere to their duties of care, loyalty, obedience and candor, nor affect the minority rights of shareholders, they should be deemed as an anti-takeover provision.

Item 5.02 – Compensatory Arrangments of Certain Officers.

On July 13, 2016, the Company entered into an Employment Agreement with its chief executive, Christos P. Traios. The Agreement was effective as of April 1, 2017; a copy is provided herewith. The agreement provides for a $120,000 per year salary, with accrual right for unpaid amounts; issuance of preferred shares as referenced above; and specific provisions regarding termination.

Item 9.01 – Financial Statements and Exhibits.

3.01 - Designation of Series A Preferred Stock

10.01 - Employment Contract with Christos Traios

99.01 - Letter of Credit Agreement

99.02 - Letter of Credit Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

July 19, 2017

PETROGRESS, INC.

/s/ Christos Traios

Christos Traios, President and CEO